Exhibit 99.1

Connection (CNXN) Announces a Special Dividend to Shareholders

MERRIMACK, N.H.--(BUSINESS WIRE)--December 17, 2019--Connection (PC Connection, Inc.; NASDAQ: CNXN), an industry-leading technology solutions provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced that its Board of Directors declared a special cash dividend of $0.32 per share payable on January 10, 2020, to shareholders of record at the close of business on December 27, 2019. The total amount of the special dividend payment will be approximately $8.4 million based on the current number of shares outstanding. While Connection is pleased to be in a position to pay a special dividend again this year, any declaration of future cash dividends will depend upon its financial position, strategic plans, and general business conditions at the time.

"As recently reported, net income for the nine months ended September 30, 2019 increased by 38.9% year-over-year, with strong operating cash flow reported over the same nine-month period," said Timothy McGrath, President and Chief Executive Officer. "The Company has also successfully leveraged its assets and maintained a strong balance sheet. We believe that this special dividend is an appropriate way to reward shareholders for their support," concluded Mr. McGrath.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection®, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800.800.5555), operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small‑ and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561.237.3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800.800.0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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Contacts

Corporate Communications Contact:
Lynn MacKenzie, 603.683.2278
lynn.mackenzie@connection.com

Investor Relations Contact:
Tom Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com